Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that Amendment No. 8 to the Schedule 13G, dated as of February 14, 2023, with respect to the Common Stock of Karyopharm Therapeutics Inc. is, and any amendments thereto, any Schedule 13D with respect to such Common Stock, and any amendments thereto, signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Dated: February 14, 2023	Chione Ltd., by /s/ Shalom Leaf,
as attorney-in-fact

Marcin Czernik, by /s/ Shalom Leaf,
as attorney-in-fact

Andreas Hadjimichael, by /s/ Shalom Leaf,
as attorney-in-fact

Anastasios Nikolaou, by /s/ Shalom Leaf,
as attorney-in- fact

Wiaczeslaw Smolokowski, by /s/ Shalom Leaf,
as attorney-in-fact